Carolyn Katz Elected to Board of Directors of Vonage Holdings Corp.

HOLMDEL, N.J. - February 3, 2014 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced that it has elected Carolyn Katz to serve as a member of its Board of Directors and on the Audit Committee of the Board.

Ms. Katz brings more than 20 years of experience in technology and telecommunications to the Vonage Board, including deep experience helping communications companies with international expansion and emerging technologies.

Ms. Katz is currently executive chair of digital publisher Author & Company. Since 2001, she has served on the boards of several public and private companies, and is currently a director of American Tower, a provider of international communications infrastructure, and NII Holdings, a multinational cellular telecommunications company.

Previously, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, she worked at Goldman, Sachs & Co., ending her tenure there as a managing director and co-head of Emerging Communications. She is a graduate of Princeton University.

“We are thrilled to have Carolyn join our Board. Her breadth and depth of executive and board experience in the technology and telecommunications industries, both domestically and abroad, aligns perfectly with Vonage’s business strategy,” said Vonage Chief Executive Officer Marc Lefar. “Carolyn’s insights will be invaluable as we continue to execute against our strategic growth priorities to provide innovative, flexible and affordable communications services to individuals and businesses in the U.S., Canada and internationally.”

Ms. Katz said, “I am excited to join the Vonage Board and to work with Marc and the entire team as the company builds upon the progress it has made in its core business and positions itself for growth in mobile services, international expansion and cloud-based phone systems for businesses.”

In addition, Vonage today announced that on January 30, 2014, Jeffrey Misner informed the Company that after six years of service, he has decided to leave the Board of Directors, effective February 6, 2014. Vonage thanks Mr. Misner for his many years of leadership on its Board and his valuable contributions to the Company.

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. The Company has approximately 2.5 million subscriber lines and serves consumers and small and medium business customers.

Vonage provides feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. The Vonage World® plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Vonage Mobile is a free downloadable app for iPhone® and Android™ that lets users talk, text and video chat worldwide for free with anyone else who uses the app. Vonage’s service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to consumers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).

Vonage Business Solutions provides a robust suite of communications features critical to running a business, and can save businesses at least 30 percent on their domestic phone bills1. In addition, Vonage offers businesses international long distance rates to the most frequently called countries that are, on average, 75 percent lower than the competition2.

The company’s best-in-class business features include call analytics, conference calling, call transfer, virtual receptionist, extension dialing, call forwarding, SimulRing®, mobile capabilities and more, all managed through the convenience of an online account. For more information about Vonage Business Solutions, visit Vonage.com/business.

1)
Savings claim is based on the average monthly recurring charge for unlimited domestic business calling plans from the top three wireline service providers. Comparison excludes promotional pricing, fees, surcharges or taxes and assumes a customer already has broadband service. Check your phone bill to determine the savings that would apply to you.

2)	Based on comparison of the top three wireline service providers’ per-minute rates to the top 50 markets.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

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Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com
Investor Contact: Leslie Arena 732.203.7372; leslie.arena@vonage.com